EXHIBIT 10.51

SECOND AMENDMENT TO THE
FRISCH'S RESTAURANTS, INC.
NONDEFERRED CASH BALANCE PLAN
This amendment to the Frisch's Restaurants, Inc. Nondeferred Cash Balance Plan, as amended (the “Plan”), is made and adopted as of the date set forth below by the Board of Directors of Frisch's Restaurants, Inc. (the “Company”).

WHEREAS:

A.	The Company adopted the Plan for the benefit of a select group of the Company's highly compensated employees effective January 1, 2000; and

B.	Section 4.2 of the Plan reserved the rights of the Company to amend the Plan; and

C.	Final regulations relating to Section 409A of the Internal Revenue Code were issued on April 17, 2007 (“final regulations”); and

D.
On January 4, 2010, the Internal Revenue Service issued Notice 2010-6 which provides additional guidance and a transition period regarding the correction of certain ambiguous plan provisions or plan provisions not in compliance with Section 409A or the final regulations; and

E.
The Company desires to take advantage of the corrective procedures described in Notice 2010-6, and accordingly, to amend the Plan to clarify certain provisions in order to ensure that the Plan's terms comply with, or are exempt from, the requirements contained in the final regulations; and

F.	These amendments shall be effective as of the date set forth below.

The Plan is hereby amended as follows:

1.	Section 3.2 is amended to read in its entirety as follows:

3.2 Additional Company Contributions

At the time a Highly Compensated Employee having 5 or more years of Continuous Service retires or otherwise separates from service with the Company, the actuary acting under the Company's Pension Plan shall determined the tax-adjusted actuarial present value of all benefits lost by the Highly Compensated Employee since 1999 under the Pension Plan (or its predecessor plan) and the Executive Retirement Plan by virtue of the exclusion of Highly Compensated Employees from benefit accruals under those Plans. The actuarial assumptions specified in Section 3.1 and the tax factors approved by the Chief Financial Officer of the Company shall be used for these determinations. If the tax-adjusted actuarial present value of all such lost benefits exceeds the tax-adjusted value of the assets held in the Highly Compensated Employees Trust Fund at that time (including the tax-adjusted value of any assets previously withdrawn from his Trust Fund plus tax-adjusted imputed earnings thereon), the Company shall contribute the amounts of the excess to his Trust Fund on the first day of the seventh month following his Separation From Service with the

EXHIBIT 10.51

Company, less the portion thereof that is required to be paid by the Company as tax withholdings to the appropriate taxing authorities. These additional contributions and any amounts attributable thereto are “Nonqualified Deferred Compensation” for purposes of this Plan. No such additional Company contribution shall be made with respect to a Highly Compensated Employee having less than 5 years of Continuous Service. By April 30 of each year, each Highly Compensated Employee shall furnish to the Company a written account setting forth the dates and amounts of all investments receipts, disbursements and other transactions that occurred with respect to his Trust Fund during the preceding calendar year, and showing all cash, securities and other property held in the Trust Fund at the end of the year.

For purposes of this Plan: (i) the term “Specified Employee” has the meaning ascribed to such term in Section 1.44 of the Basic Plan Document portion of the Company's Nonqualified Deferred Compensation Plan (Frisch's Executive Savings Plan) as amended and restated effective July 1, 2009, or as subsequently amended; and (ii) the term “Separation from Service” has the meaning ascribed to such term in Section 1.40 of such Basic Plan Document (or its successor).

2.	In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Amendment to be executed this 9th day of January, 2013

FRISCH'S RESTAURANTS, INC.

-By:     /s/ Michael E. Conner